Exhibit 99.1

New York & Company Announces Pricing of Sale of its Common Stock

NEW YORK-January 26, 2006—New York & Company, Inc. (NYSE: NWY) announced today that it has priced an offering of 7,000,000 shares of its common stock at a price to the public of $18.50 per share.  130,000 shares of common stock will be sold by the company and 6,870,000 shares of common stock will be sold by selling stockholders, including members of management.  The company intends to use the proceeds of the offering to pay the expenses of the offering and for general corporate purposes. The company will not receive any proceeds from the sale of shares by the selling stockholders.

Certain selling stockholders have granted the underwriters an option to purchase up to an additional 1,050,000 additional shares of common stock to cover over-allotments, if any.

Bear, Stearns & Co. Inc. and Wachovia Securities, Inc. acted as the bookrunning managers for the offering.

This release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Copies of the final prospectus relating to the offering may be obtained from Bear, Stearns & Co. Inc. at 383 Madison Avenue, New York, NY 10179, Attention:  Prospectus Department.

Forward-Looking Statements: Various matters set forth in this press release are forward-looking statements. These statements are subject to risks and uncertainties, including without limitation, general market conditions, the market for the company’s common stock, the performance of the company’s business and other risks detailed from time-to-time in the company’s filings with the Securities and Exchange Commission.

Contact:

New York & Company, Inc.

Ronald Ristau, 212-884-2000